                                                                   Exhibit 99.1

HORIZON MEDICAL PRODUCTS REPORTS THIRD QUARTER PROFITABILITY

         --       Revenue Growth of 42% Compared To Same Quarter Last Year

         --       Maturity Date of Subordinated Debt Totaling $14,835,000
                  Extended

                  Horizon Medical Products, Inc. (AMEX:HMP) today reported financial results for the three and nine months ended September 30, 2003.

         Financial Highlights - 2003 Versus 2002

         --       Third Quarter Net Sales increased $2,227,000, or 42%, to
                  $7,544,000

         --       Third Quarter Gross Profit increased $1,290,000, or 40%, to
                  $4,542,000

         -- Third Quarter Income From Continuing Operations increased $958,000, to $73,000

         --       Year-to-date Net Sales increased $4,348,000, or 27%, to
                  $20,250,000

         --       Year-to-date Gross Profit increased $3,069,000, or 34%, to
                  $12,085,000

         Other Quarterly Highlights

         -- Agreement to extend maturity date for $14,835,000 in subordinated debt to July 2005

         --       Launch of new LifeValve(R) Platinum product

         --       Received FDA clearance for new Vortex(R) MP port system

Net sales for the three months ended September 30, 2003 were $7,544,515, up 42% compared to the same quarter in 2002, which was $5,317,271. For the first nine months of 2003, year-to-date net sales were $20,250,569, an increase of approximately 27% over the same period in 2002. The increase is due primarily to continued growth in new product sales into the oncology market by the Company's 45 person direct sales organization. New products include the LifeGuard(TM) Huber Safety Needle, Medtronic's (NYSE:MDT) IsoMed(R) Hepatic Arterial Infusion (HAI) product line and the new LifeValve Platinum(R) CVC. The recently released LifeJet(TM) F-16 hemodialysis catheter also has contributed to the sales growth.

The gross profit for the third quarter of 2003 was $4,541,606, or 60% of net sales, up from a gross profit of $3,251,475, or 61% of net sales, for the third quarter of 2002. For the first nine months of 2003, year-to-date gross profit was $12,084,931, or 60% of net sales, up from gross profit of $9,015,752, or 57% of net sales for the first nine months of 2002. These improvements were due to increased manufacturing efficiencies and product mix. Selling, general and administrative expenses for the third quarter of 2003 were $3,867,781, compared with $3,411,335 for the third quarter of 2002. The increase was primarily related to higher research and development expenses and to costs associated with the direct sales expansion program. The Company reported operating income for the third quarter of 2003 of $673,825 compared to operating loss of $159,860 for the third quarter of 2002. The income from continuing operations was $72,743 for the third quarter of 2003, compared with a loss from continuing operations of $885,121, for the third quarter of 2002.

The net income for the third quarter of 2003 was $72,743, or $0.00 per share, compared with a net income for the third quarter of 2002 of $2,943,733, or $0.17 per share. The company achieved net income during the third quarter of 2002 solely as a result of income from discontinued operations of the Company's Stepic distribution division. This division was sold in September 2002 and generated income of $3,828,854 during the third quarter of 2002.

"These results are confirmation to the outside world that our emphasis on the oncology marketplace is exactly the right strategy for the sales force we have built," stated Marshall B. Hunt, Horizon's Chairman of the Board and CEO. He continued, "HMP's business plan is not complicated, it simply has been to develop value added products for the oncology market and sell them through a highly trained direct sales team. We continue to devote our attention to the implementation of that plan."

Recently, the Company announced that the holders of $14,835,000 in subordinated debt agreed to extend the maturity date of that debt from March 2004 to July 2005. Under the agreement, the Company is not required to issue any additional equity and the Company incurred minimal transaction costs. As previously announced, the effectiveness of this extension will occur at the time an additional independent director with medical device industry experience is identified and elected to the Company's board of directors. Bob Wenzel, President and Chief Operating Officer stated, "The extension of the maturity date of these notes shows a high level of confidence from our partners, Medtronic and Commonwealth and it allows us to focus all our energies on maximizing the effectiveness of our business." Further, he stated, "The entire management team is proud to show income from continuing operations this quarter. It is something we have worked diligently to accomplish and is clear evidence of our progress."

The Company has scheduled a conference call to discuss this announcement beginning at 2:00 p.m. Eastern Time today. To participate in the call, a few minutes prior to the start time please dial (800) 299-7089 in the U.S. or (617) 801-9714 for international callers. Access code for each option is 25675238. Those unable to participate are invited to listen to a recording of the call from 4:00 p.m. Eastern Time, October 28, 2003 through 4:00 p.m. Eastern Time, October 30, 2003 by dialing (888) 286-8010 in the U.S. or (617) 801-6888 for international calls and entering the access code 67376486.

Alternatively, investors are invited to listen to the live conference call over the Internet at the Company's Web Site, www.hmpvascular.com. A replay will begin shortly after the call has ended and will be available for 14 days.

ABOUT HORIZON MEDICAL PRODUCTS

Horizon Medical Products, Inc. headquartered in Atlanta, is a world leader in design, development, manufacture and sale of technologically advanced, high value-added, percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary VTX(R) technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The Company also markets a complete line of acute and chronic dialysis catheters. In June 2003, the Company gained exclusive U.S. rights to distribute Medtronic Inc.'s Hepatic Arterial Infusion (HAI) product line, including sales and case support of Medtronic's IsoMed(R) Infusion System and related products. Its Internet address is www.hmpvascular.com.

SAFE HARBOR

Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the U.S. Securities and Exchange Commission, including but not limited to the Company's Prospectus on Form S-1 and the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Reports on

Form 10-Q. There can be no assurances that statements made in this press release relating to future events will be achieved. The Company undertakes no obligations to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                         HORIZON MEDICAL PRODUCTS, INC.

                                                    Three Months Ended                        Nine Months Ended
                                                       September 30,                            September 30,
                                             -------------------------------         ---------------------------------
                                                       (Unaudited)                               (Unaudited)
                                                2003                 2002                2003                  2002
                                             -----------         -----------         ------------         ------------
Results of Operations
Net sales ...........................        $ 7,544,515         $ 5,317,271         $ 20,250,569         $ 15,902,512
Cost of goods sold ..................          3,002,909           2,065,796            8,165,638            6,886,760
                                             -----------         -----------         ------------         ------------

Gross profit ........................          4,541,606           3,251,475           12,084,931            9,015,752
Selling, general and
 administrative expenses ............          3,867,781           3,411,335           11,234,262           12,505,868
                                             -----------         -----------         ------------         ------------

Operating income
 (loss) .............................            673,825            (159,860)             850,669           (3,490,116)
                                             -----------         -----------         ------------         ------------
Other expense:
Interest expense ....................           (589,330)           (723,605)          (1,813,476)          (2,107,300)
Other expense .......................            (11,752)             (1,656)             (36,452)             (10,482)
                                             -----------         -----------         ------------         ------------
                                                (601,082)           (725,261)          (1,849,928)          (2,117,782)
                                             -----------         -----------         ------------         ------------

Income (loss) from
 continuing operations ..............             72,743            (885,121)            (999,259)          (5,607,898)

Discontinued operations
Income from operations
 of discontinued
 distribution segment ...............               --             3,828,854                 --              4,290,394

Extraordinary loss on
 extinguishment of debt .............               --                  --                   --             (6,641,015)

Effect of a change in
 accounting principle
 pursuant to adoption
 of SFAS 142 ........................               --                  --                   --            (16,101,900)
                                             -----------         -----------         ------------         ------------
Net income (loss) ...................        $    72,743         $ 2,943,733         $   (999,259)         (24,060,419)
                                             ===========         ===========         ============         ============

Basic and diluted earnings per share:

 Loss from continuing
  operations ........................        $      0.00         $     (0.05)        $      (0.03)        $      (0.35)

 Income from operations
  of discontinued
  distribution segment ..............               --           $      0.22                 --           $       0.27

 Extraordinary loss on
  extinguishment of debt ............               --                  --                   --                  (0.42)

Effect of a change in accounting
  principle pursuant to adoption
  of SFAS 142 .......................               --                  --                   --                  (1.01)
                                             -----------         -----------         ------------         ------------

 Net income (loss) per share -
  basic and diluted .................        $      0.00         $      0.17         $      (0.03)        $      (1.51)
                                             ===========         ===========         ============         ============

Weighted average common shares
 outstanding - basic
 and diluted ........................         36,196,763           7,519,556           35,430,864           15,935,027
                                             ===========         ===========         ============         ============

                                September 30,       December 31,
                                    2003                2002
                                -------------       ------------
                                         (Unaudited)
Financial Condition
Cash and cash
 equivalents ............        $ 1,994,655        $ 3,711,514

Total current
 assets .................        $12,533,066        $12,872,530

Total assets ............        $35,932,989        $37,190,125

Total current
 liabilities ............        $ 4,005,624        $ 3,413,118

Current portion of
 long-term debt .........        $ 1,549,406        $ 1,552,782

Long-term debt,
 net of current
 portion ................        $17,407,978        $18,341,903

Shareholders'
 equity .................        $14,425,522        $15,330,141